Exhibit 2.2.2

Schedule to Exhibit 2.2.1

Navigator Holdings Ltd. and Navigator Gas L.L.C., as buyers, executed separate Memorandum of Agreements with Maersk Handy Gas Pte Ltd, as seller, relating to each of the 11 vessels acquired from A.P. Møller Mærsk Group. The following vessels were each acquired pursuant to a separate Memorandum of Agreement, which is substantially identical in all material respects to the Memorandum of Agreement filed herewith as Exhibit 2.2.1, relating to the Maersk Glory.

Name of Agreement	Date of Agreement	Material Differences

Memorandum of Agreement Relating to Maersk Huber	November 16, 2012	None

Memorandum of Agreement Relating to Caribe	November 16, 2012	None

Memorandum of Agreement Relating to Maersk Heritage	November 16, 2012	None

Memorandum of Agreement Relating to Maersk Harmony	November 16, 2012	None

Memorandum of Agreement Relating to Maersk Honour	November 16, 2012	None

Memorandum of Agreement Relating to Maersk Grace	November 16, 2012	None

Memorandum of Agreement Relating to Maersk Gusto	November 16, 2012	None

Memorandum of Agreement Relating to Maersk Genesis	November 16, 2012	None

Memorandum of Agreement Relating to Maersk Galaxy	November 16, 2012	None

Memorandum of Agreement Relating to Maersk Global	November 16, 2012	None

As noted above, there are no material details in which the above Memorandum of Agreements differ from the Memorandum of Agreement filed herewith as Exhibit 2.2.1.